 EX 99.28(d)(1)(v)

FOURTH AMENDMENT TO

THE INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN PPM FUNDS AND

PPM AMERICA, INC.

This Amendment is made as of April 29, 2021 and amends Schedule A to the Investment Advisory and Management Agreement dated February 15, 2018 and amended on September 18, 2019, November 20, 2019 and December 31, 2020 (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and PPM America, Inc. (the “Adviser”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies; and

Whereas, the Board of Trustees of the Trust has approved the liquidation and termination of PPM Small Cap Value Fund, effective April 1, 2021; and

Whereas, the Board of Trustees of the Trust has approved the termination of PPM Core Fixed Income Fund and PPM Investment Grade Credit Fund, effective at the close of business April 29, 2021; and

Whereas, pursuant to the Board approval of the liquidation and/or termination of PPM Core Fixed Income Fund and PPM Small Cap Value Fund, the Parties have agreed to amend the Agreement, effective at the close of business April 29, 2021, to update Schedule A and Schedule B, as applicable, to remove PPM Core Fixed Income Fund, PPM Investment Grade Credit Fund and PPM Small Cap Value Fund and each Fund’s respective advisory fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with the Amended and Restated Schedule A dated April 29, 2021, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with the Amended and Restated Schedule B dated April 29, 2021, attached hereto.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

PPM Funds

By: /s/ Mary Capasso
Name: Mary Capasso
Title: President, Chief Executive Officer and Chief Legal Officer

PPM America, Inc.

By: /s/ Craig Smith
Name: Craig Smith
Title: President, Chief Executive Officer and Chief Investment Officer

Amended and Restated

Schedule A

(List of Funds)

Effective April 29, 2021

Funds

PPM Core Plus Fixed Income Fund
PPM High Yield Core Fund

Amended and Restated

Schedule B

(Compensation)

Effective April 29, 2021

Fund	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
PPM Core Plus Fixed Income Fund	.40%
PPM High Yield Core Fund	.55%